                                                                     EXHIBIT 5.1

                [LETTERHEAD OF ROGERS & HARDIN LLP APPEARS HERE]






                                  April 8, 1998



Alternative Living Services, Inc.
450 North Sunnyslope Road, Suite 300
Brookfield, Wisconsin  53005

         RE: REGISTRATION STATEMENT ON FORM S-3 RELATING TO $35,000,000 AGGREGATE PRINCIPAL AMOUNT OF 6.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006 AND 1,717,217 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

Gentlemen:

         At your request, we have examined Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") being filed by you today with the Securities and Exchange Commission (the "Commission") in connection with the registration, under the Securities Act of 1933, as amended (the "Act"), of $35,000,000 aggregate principal amount of 6.75% Convertible Subordinated Debentures due 2006 (the "Debentures") of Alternative Living Services, Inc. (the "Company") and 1,717,217 shares of common stock, $.01 par value per share, of the Company issuable upon conversion of the Debentures (the "Common Stock"). The Common Stock and the Debentures are referred to herein as the "Securities." We also have examined the form of indenture (the "Original Indenture") entered into as of May 23, 1996 by Sterling House Corporation ("Sterling") and Fleet National Bank, as original trustee, and the Supplemental Indenture dated as of October 23, 1997 among the Company, Sterling and State Street Bank and Trust Co., as successor Trustee, relating to the Debentures (the "Supplemental Indenture," and the Original Indenture, as so supplemented is referred to herein as the "Indenture").

         In our capacity as your counsel in connection with such registration, we are familiar with the corporate proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for the purposes of this opinion.

Alternative Living Services, Inc.
April 8, 1998
Page 2



         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have further assumed that the execution and delivery of the Supplemental Indenture, and the assumption of the Debentures by the Company as a result thereof, are permitted by, and are in accordance with, the Indenture.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Debentures have been duly authorized by the Company and constitute legally valid and binding obligations of the Company and (ii) the Common Stock issuable upon conversion of the Debentures, when issued and delivered in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and nonassessable.

         The opinion rendered above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) public policies applied by courts which may limit any right or obligation thereunder; (iv) whether acceleration of the payment of the Debentures may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (v) the availability of authorized but unissued shares of Common Stock upon the conversion of any of the Debentures.

         To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume, and you have permitted us to so assume for purposes of this opinion, that the successor Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the successor Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the successor Trustee and constitutes the legally valid, binding and enforceable obligation of the successor Trustee enforceable against the successor Trustee in accordance with its terms; that the successor Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the successor Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We are members of the Bar of, and are admitted to practice only in, the State of Georgia. Accordingly, except as to the Delaware General Corporation Law ("DGCL"), we express no opinion herein as to the laws of any jurisdiction other than the United States of America and the State of Georgia. For purposes of the opinions expressed herein, we have assumed (with your permission) that, contrary to the terms of any documents relevant to any such opinion, all legal

Alternative Living Services, Inc.
April 8, 1998
Page 3


issues addressed by any such opinion (except those arising under the DGCL and the federal laws of the United States) will be governed by the substantive laws (other than conflicts of laws) of the State of Georgia.

         Our conclusions are limited to the matters expressly set forth as our "opinion" herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We further consent to the reference to our firm name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                    Very truly yours,



                                    ROGERS & HARDIN